UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

RADIUS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

VELAN CAPITAL PARTNERS LP

VELAN CAPITAL HOLDINGS LLC

VELAN CAPITAL INVESTMENT MANAGEMENT LP

VELAN CAPITAL MANAGEMENT LLC

Adam Morgan

BALAJI VENKATARAMAN

REPERTOIRE MASTER FUND LP

REPERTOIRE HOLDINGS LLC

REPERTOIRE PARTNERS LP

REPERTOIRE PARTNERS GP LLC

DEEPAK SARPANGAL

ERIC J. ENDE

CYNTHIA L. FLOWERS

ANN MACDOUGALL

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Velan Capital Investment Management LP and Repertoire Partners LP, together with the other participants named herein (collectively, the “Velan-Repertoire Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Radius Health, Inc., a Delaware corporation (the “Company”). Due to the pending sale of the Company, the Velan-Repertoire Group has determined to withdraw its slate of nominees for election to the Board of Directors of the Company at the Annual Meeting. The Velan-Repertoire Group will not vote any proxies received from stockholders of the Company at the Annual Meeting.

On July 11, 2022, the Velan-Repertoire Group issued the following press release:

Velan-REPERTOIRE TO WITHDRAW DIRECTOR NOMINATIONS DUE TO PENDING SALE OF RADIUS HEALTH

Sale Announcement Follows Successful Velan-Repertoire Campaign Featuring Three World-Class Director Candidates

Alpharetta, GA – July 11, 2022 – Velan Capital Investment Management LP and Repertoire Partners LP (together with the other participants in their solicitation, “Velan-Repertoire” or “we”), collectively one of the largest stockholders of Radius Health, Inc. (“Radius” or the “Company”) (NASDAQ: RDUS), with beneficial ownership of approximately 7.7% of the outstanding shares and economic exposure to approximately 10.1% of the outstanding shares, today released the following statement:

“While we believe that the proposed sale to Gurnet Point Capital and Patient Square Capital does not reflect the full price of the Company and its assets, we are pleased that our involvement drove an outcome that ultimately should allow stockholders to recoup a portion of the value that has been lost under Radius’ current Board of Directors.

As a result, we are withdrawing our director nominations. We are grateful to our exceptionally qualified director candidates Eric Ende, Cynthia Flowers, and Ann MacDougall for their time, expertise, and dedication to improving the Radius Board of Directors. We would also like to thank the fellow stockholders who supported us and our nominees both privately and publicly.”

Investor contacts:

Adam Morgan

(646) 844-0030

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

Media contacts:

Longacre Square Partners

Dan Zacchei / Miller Winston

DZacchei@longacresquare.com / MWinston@longacresquare.com